EXHIBIT 1
JOINT FILING AGREEMENT
The undersigned acknowledge and agree that the foregoing statement on Schedule 13D is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13D shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other, except to the extent that it knows or has reason to believe that such information is inaccurate.

EAC Investment, Inc. a Nevada corporation
Dated: June 30, 2009	/s/ Elizabeth Ann Coulter Morgenthau
By: Elizabeth Ann Coulter Morgenthau
Its: President, CEO, Secretary and Treasurer

EAC Investment Limited Partnership a Georgia limited partnership
	By:	EAC Investment, Inc.

Dated: June 30, 2009	/s/ Elizabeth Ann Coulter Morgenthau
By: Elizabeth Ann Coulter Morgenthau Its: President, CEO, Secretary and Treasurer